Filed Pursuant to Rule 433

Registration No. 333-258304-01 and 333-258304-03

* FULL PRICING DETAILS* ~939mm+ Nissan Auto Lease Trust 2022-A (NALT 2022-A)

Issuer : Nissan Auto Lease Trust

Joint Lead Bookrunners: Citi (str), BNP Paribas, MUFG, Societe Generale

Co-Managers : HSBC, Wells Fargo, Mizuho, US Bancorp

-Capital Structure-
CLS	$AMT(MM)	WAL	M/S	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD(%)	CPN(%)	Px

A-1	118.300	0.24	P-1/A-1+	1-6	12/22	07/17/2023	I-Curv	46	2.021	2.021	100.00000
A-2A	209.000	1.03	Aaa/AAA	6-17	11/23	08/15/2024	I-Curv	78	3.478	3.45	99.99701
A-2B	175.100	1.03	Aaa/AAA	6-17	11/23	08/15/2024	SOFR	68			100.00000
A-3	362.000	1.70	Aaa/AAA	17-25	07/24	05/15/2025	I-Curv	95	3.841	3.81	99.99911
A-4	75.000	2.11	Aaa/AAA	25-27	09/24	07/15/2027	I-Curv	93	3.907	3.87	99.98883

-Transaction Details-

*	Size : $939mm+
*	BBG Ticker : NALT 2022-A
*	Format : SEC Registered
*	Speed : 75% PPC to Maturity
*	Ratings : Moody’s, S&P
*	ERISA : Yes
*	Settlement : June 29, 2022
*	First Pay Date: July 15, 2022
*	Min Denoms : $25k x $1k
*	B&D : Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.